Exhibit 4.1

NATIONAL RETAIL PROPERTIES, INC.

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of September 13, 2006

3.95% Convertible Senior Notes Due 2026

TABLE OF CONTENTS

		Page
	ARTICLE 1
	DEFINITIONS

Section 1.01.	Relation To Original Indenture	1
Section 1.02.	Definitions	1

	ARTICLE 2
	ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND CONVERSION OF NOTES

Section 2.01.	Designation and Amount	6
Section 2.02.	Form Of Notes	6
Section 2.03.	Date And Denomination Of Notes; Interest	7
Section 2.04.	Exchange And Registration Of Transfer Of Notes Surrendered For Repurchase; Depository	7
Section 2.05.	Additional Notes; Repurchases	7
Section 2.06.	No Sinking Fund	7
Section 2.07.	Ranking	7

	ARTICLE 3
	REDEMPTION

Section 3.01.	Right To Redeem	8
Section 3.02.	Selection Of Notes To Be Redeemed	8
Section 3.03.	Notice Of Redemption	8

	ARTICLE 4
	PARTICULAR COVENANTS OF THE ISSUER

Section 4.01.	Payment Of Principal And Interest	9

	ARTICLE 5
	DEFAULTS AND REMEDIES

Section 5.01.	Events Of Default	10
Section 5.02.	Waivers	10

	ARTICLE 6
	SUPPLEMENTAL INDENTURES

Section 6.01.	Supplemental Indentures Without Consent Of Noteholders	10
Section 6.02.	Modification And Amendment With Consent Of Noteholders	10
Section 6.03.	Effect Of Supplemental Indentures	11

	ARTICLE 7
	CONVERSION OF NOTES

Section 7.01.	Conversion	11
Section 7.02.	Conversion Procedures	14

TABLE OF CONTENTS

(continued)

- ii -

SEVENTH SUPPLEMENTAL INDENTURE, dated as of September 13, 2006 (the “Seventh Supplemental Indenture”), by and between NATIONAL RETAIL PROPERTIES, INC., a corporation duly organized and existing under the laws of the state of Maryland (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION (successor to Wachovia Bank National Association (formerly First Union National Bank)), a national banking association having a corporate trust office at 60 Livingston Avenue, St. Paul, MN 55107, as successor trustee under the Original Indenture (as defined below) (the “Trustee”).

RECITALS

WHEREAS, the Issuer executed and delivered the Indenture (the “Original Indenture”), dated as of March 25, 1998, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing the Issuer’s senior unsecured Indebtedness.

WHEREAS, Sections 3.1 and 9.1(7) of the Original Indenture provide that by means of a supplemental indenture the Issuer may create one or more series of its debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this Seventh Supplemental Indenture to (i) create a series of Issuer’s debt securities, in an initial aggregate principal amount equal to $150,000,000, entitled 3.95% Convertible Senior Notes due 2026 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the Board of Directors of the Issuer has approved the creation of the Notes and the form, terms and provisions thereof.

WHEREAS, the consent of Noteholders to the execution and delivery of this Seventh Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Seventh Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE 1

DEFINITIONS

Section 1.01. Relation To Original Indenture.

(a) This Seventh Supplemental Indenture shall constitute an integral part of the Original Indenture.

(b) Articles XII, XIII and XIV of the Original Indenture shall not apply to the Notes;

Section 1.02. Definitions. For all purposes of this Seventh Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Original Indenture;

(b) Terms defined both herein and in the Original Indenture shall have the meanings assigned to them herein;

(c) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Seventh Supplemental Indenture; and

(d) All other terms used in this Seventh Supplemental Indenture, which are defined in the Trust Indenture Act or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires), shall have the meanings assigned to such terms in the Trust Indenture Act and in the Securities Act as in force at the date of the execution of this Seventh Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Seventh Supplemental Indenture as a whole and not to any particular Article, Section or other Subdivision. The terms defined in this Article include the plural as well as the singular.

“Additional Shares” shall have the meaning specified in Section 7.01(g).

“Board of Directors” means the board of directors of the Issuer.

“Cash Percentage” shall have the meaning specified in Section 7.02(l).

“Cash Percentage Notice” shall have the meaning specified in Section 7.02(l).

“Close of Business” means 5:00 p.m. (New York City time).

“Closing Sale Price” means, with respect to the Common Stock or any other capital stock or similar equity interests or other publicly traded securities for which a Closing Sale Price must be determined, on any date, the closing sale price per share of the Common Stock or unit of such other security (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other security is traded or, if the Common Stock or such other security is not listed on a U.S. national or regional securities exchange. If the Common Stock or such other security is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Sale Price shall be the closing sale price per share of Common Stock or such other security in the over-the-counter market on the relevant date, as reported by Pink Sheets LLC or another established over-the-counter trading market in the United States. In the absence of the foregoing, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for a share of Common Stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected from time to time by the Board of Directors for that purpose. The Closing Sale Price shall be determined without reference to extended or after-hours trading.

“Common Stock” means, subject to Section 7.05, the common stock of the Issuer, par value $0.01 per share, at the date of this Seventh Supplemental Indenture or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Issuer and that are not subject to redemption by the Issuer; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Conversion Agent” shall mean the Trustee or any successor office or agency where the Notes may be surrendered for conversion.

“Conversion Date” shall have the meaning specified in Section 7.02(c).

“Conversion Obligation” shall have the meaning specified in Section 7.01(a).

“Conversion Price” means as of any date $1,000 divided by the Conversion Rate as of such date.

“Conversion Rate” shall have the meaning specified in Section 7.01(a).

“Conversion Trigger Price” shall have the meaning specified in Section 7.02(c).

“Daily Conversion Value” means, for each of the 20 consecutive Trading Days during the Observation Period, 1/20th of the product of (a) the applicable Conversion Rate and (b) the Closing Sale Price of the Common Stock (or the Reference Property, if applicable) on such day.

“Daily Settlement Amount,” for each of the 20 Trading Days during the Observation Period, shall consist of an amount of cash and, if applicable, a number of shares of Common Stock as follows:

(i) cash in an amount equal to the lesser of $50 and the Daily Conversion Value relating to such Trading Day); and

(ii) to the extent the Daily Conversion Value exceeds $50, a number of shares of Common Stock (which may be or include a fraction) equal to the Daily Share Amount for such Trading Day, subject to the Issuer’s right to deliver cash in lieu of all or a portion of such Common Stock in accordance with Section 7.02(k).

“Daily Share Amount” shall mean, with respect to each Trading Day in the Observation Period, an amount equal to the following: (i) if the Daily Conversion Value for such Trading Day is equal to or less than $50, then the Daily Share Amount with respect to such Trading Day shall mean an amount equal to zero; and (ii) if the Daily Conversion Value for such Trading Day exceeds $50, then the Daily Share Amount with respect to such Trading Day shall mean a fraction (a) whose numerator is the excess of such Daily Conversion Value over $50 and (b) whose denominator is the Closing Sale Price per share of Common Stock (or Reference Property, if applicable) on such Trading Day.

“Depositary” means, with respect to Notes that are Global Securities, DTC, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Original Indenture or this Seventh Supplemental Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Distributed Property” shall have the meaning specified in Section 7.03(c).

“Dividend Threshold Amount” shall have the meaning specified in Section 7.03(d).

“Effective Date” shall have the meaning specified in Section 7.01(g)(ii).

“Event of Default” means, with respect to the Notes, any event specified in Section 5.01, continued for the period of time, if any, and after the giving of notice, if any, therein designated.

“Ex-Dividend Date” means, (a) with respect to Section 7.01(e)(i), the first date upon which a sale of a share of Common Stock does not automatically transfer the right to receive the relevant dividend from the seller of the Common Stock to its buyer, and (b) in all other cases, with respect to any issuance or distribution on the Common Stock or any other equity security, the first date on which the Common Stock or such other equity security trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Change” shall be deemed to occur upon the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization) in connection with which 50% or more of the Common Stock is exchanged for, converted into or constitutes solely the right to receive, consideration which is not at least 90% common equity (or American Depositary Shares representing shares of common equity) that is or are: (a) listed on, or immediately after the consummation of such transaction or event, will be listed on, a United States national securities exchange, or (b) approved, or immediately after the consummation of such transaction or event will be approved, for quotation on the Nasdaq Global Market or any similar system of automated dissemination of quotation of securities prices.

“Fundamental Change Conversion Period” shall have the meaning specified in Section 7.01(e)(ii).

“Fundamental Change Issuer Notice” shall have the meaning specified in Section 8.02(b).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 8.02(a).

“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 8.02(a)(i).

“Fundamental Change Repurchase Price” shall have the meaning specified in Section 8.02(a).

“Interest Payment Date” means March 15 and September 15 of each year, beginning on March 15, 2007.

“Issuer” shall have the meaning specified in the Preamble, and subject to the provisions of Article VIII of the Original Indenture and Section 9.01 of this Seventh Supplemental Indenture, and shall include its successors and assigns.

“Issuer Put Right Notice” shall have the meaning specified in Section 8.01(c).

“Issuer Put Right Notice Date” shall have the meaning specified in Section 8.01(c).

“Market Disruption Event” means the occurrence or existence for more than a one-half hour period in the aggregate on any scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Maturity Date” means September 15, 2026, unless the Notes are earlier repurchased, converted or redeemed.

“Measurement Period” shall have the meaning specified in Section 7.01(b).

“Merger Event” shall have the meaning specified in Section 7.05.

“Noteholder” means a Holder of any Notes.

“Notes” shall have the meaning specified in the Recitals.

“Notice of Conversion” shall have the meaning specified in Section 7.02(c).

“Observation Period” means, with respect to any Note tendered for conversion, the 20 consecutive Trading Day period beginning on and including the third scheduled Trading Day after the related Conversion Date in respect of such Note.

“Original Indenture” shall have the meaning specified in the Recitals.

“Put Right Repurchase Date” shall have the meaning assigned to it in Section 8.01(b).

“Put Right Repurchase Notice” shall have the meaning assigned to it in Section 8.01(b)(i).

“Put Right Repurchase Price” shall have the meaning assigned to it in Section 8.01(b).

“Record Date” means, with respect to any dividend, distribution, transaction or event, in which holders of Common Stock have the right to receive cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, contract or otherwise).

“Regular Record Date,” with respect to the payment of interest on any Interest Payment Date, means the March 1 or September 1 immediately preceding the applicable Interest Payment Date.

“Redemption Price” shall have the meaning specified in Section 3.01(c).

“Reference Property” shall have the meaning specified in Section 7.05(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seventh Supplemental Indenture” shall have the meaning specified in the Recitals.

“Spin-Off” shall have the meaning specified in Section 7.03(c).

“Share Price” means the price paid per share of Common Stock in connection with a Fundamental Change pursuant to which Additional Shares shall be added to the Exchange Rate as set forth in Section 7.01(e)(ii), which shall be equal to (i) if holders of Common Stock receive only cash in such Fundamental Change, the cash amount paid per share of Common Stock and (ii) in all other cases, the average of the Closing Sale Prices of the Common Stock over the five consecutive Trading Day period ending on the Trading Day preceding the Effective Date of the Fundamental Change.

“Third-Party Financial Institution” shall have the meaning specified in Section 7.01(b).

“Trading Day” means a day during which (i) trading in Common Stock generally occurs, (ii) there is no Market Disruption Event and (iii) a Closing Sale Price for Common Stock (other than a Closing Sale Price referred to in the penultimate sentence of such definition) is available for such day; provided that if the Common Stock is not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the definition of Closing Sale Price (excluding the penultimate sentence of that definition), Trading Date shall mean any Business Day.

“Trading Price” with respect to the Notes, on any date of determination, means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Trustee for $2.0 million principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Issuer (which may include Citigroup Global Markets, Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated or Wachovia Capital Markets, LLC); provided that if three such bids cannot reasonably be obtained by the Trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, that one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $2.0 million principal amount of Notes from a nationally recognized securities dealer or, in the Issuer’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the Closing Sale Price of the Common Stock and the Conversion Rate on such determination date.

“Trigger Event” shall have the meaning specified in Section 7.03(c).

“Trustee” shall have the meaning specified in the Preamble until a successor trustee shall have become such pursuant to the applicable provisions of the Original Indenture. The Trustee shall initially serve as the Security Registrar and Paying Agent for the Notes.

ARTICLE 2

ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND CONVERSION OF NOTES

Section 2.01. Designation and Amount. The Notes shall be designated as the “3.95% Convertible Senior Notes Due 2026.” The aggregate principal amount of Notes that may be authenticated and delivered under this Seventh Supplemental Indenture is initially limited to $150,000,000, subject to Section 2.06 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant Section 2.05, Section 7.02 and Section 8.02 of this Seventh Supplemental Indenture and Sections 3.3, 3.4, 3.5, 3.6 and 11.7 of the Original Indenture.

Section 2.02. Form Of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Original Indenture and this Seventh Supplemental Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

The Global Security shall represent such principal amount of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be increased or reduced to reflect repurchases, conversions, transfers or exchanges permitted hereby. Any endorsement of the Global Security to reflect the amount of any increase or decrease in the amount of Outstanding Notes represented thereby shall be made by the Trustee, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with the Original Indenture or this Seventh Supplemental Indenture. Payment of principal and accrued and unpaid interest on the Global Security on the Maturity Date shall be made to the Holder of such Note on the date of payment, unless a Regular Record Date for the payment of interest or other means of determining Noteholders eligible to receive payment is provided for herein.

The terms and provisions contained in the form of Note attached as Exhibit A hereto are incorporated herein and shall constitute, and are hereby expressly made, a part of this Seventh Supplemental Indenture and to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Seventh Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 2.03. Date And Denomination Of Notes; Interest. The Notes shall be issuable as Registered Securities in denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.04. Exchange And Registration Of Transfer Of Notes Surrendered For Repurchase; Depository.

(a) Notwithstanding anything to the contrary in Section 3.5 of the Original Indenture, none of the Issuer, the Trustee, the Security Registrar or any co-registrar shall be required to exchange or register a transfer of (a) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion or (b) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn), in accordance with Article 8.

(b) So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, all Notes shall be represented by one or more Global Securities registered in the name of the Depositary or the nominee of the Depositary. The transfer and exchange of beneficial interests in a Global Security, which does not involve the issuance of a definitive Note, shall be effected through the Depositary (but not the Trustee) in accordance with the Original Indenture and this Seventh Supplemental Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor.

Section 2.05. Additional Notes; Repurchases. The Issuer or one of its affiliates may, without the consent of the Noteholders and notwithstanding Section 2.01, reopen the Notes and issue additional Notes hereunder with the same terms and conditions (except for any difference in the issue price therefor and interest accrued prior to the date of issuance thereof) and with the same CUSIP number as the Notes initially issued hereunder in an unlimited aggregate principal amount, which will form the same series with the Notes initially issued hereunder, provided that such additional Notes constitute the same issue as the Notes initially issued hereunder for U.S. federal income tax purposes. The Issuer may also from time to time repurchase the Notes in open-market purchases or negotiated transactions without prior notice to Noteholders.

Section 2.06. No Sinking Fund. The provisions of Article XII of the Original Indenture shall not be applicable to the Notes. No sinking fund is provided for the Notes.

Section 2.07. Ranking. The Notes (and any additional Notes issued pursuant to Section 2.05 hereof) constitute a senior unsecured general obligation of the Issuer, ranking equally with other existing and future senior unsecured and unsubordinated indebtedness of the Issuer and ranking senior in right of payment to any future indebtedness of the Issuer that is expressly made subordinate to the Notes by the terms of such indebtedness.

ARTICLE 3

REDEMPTION

Section 3.01. Right To Redeem.

(a) Notwithstanding any provision of the Original Indenture, as modified by this Seventh Supplemental Indenture, to the contrary, the Issuer may redeem, in the manner set forth in Article XI of the Original Indenture, the Notes at any time, in whole or in part, if it determines that such redemption is necessary to preserve the status of the Issuer as a real estate investment trust under the Code.

(b) In addition, the Issuer, at its option, may redeem, in the manner set forth in Article XI of the Original Indenture, the Notes from time to time in whole or in part on or after September 20, 2011.

(c) Any redemption of Notes shall be at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (the “Redemption Price”).

(d) If the Trustee (or other Paying Agent appointed by the Issuer) holds, in accordance with the terms hereof, money sufficient to pay the Redemption Price of any Note, then, on and after the Redemption Date, such Note will cease to be Outstanding and interest on such Note will cease to accrue. Thereafter, all other rights of the Noteholder in respect thereof shall terminate (other than the right to receive the Redemption Price as aforesaid and additional interest, if any, due on the Redemption Date).

Section 3.02. Selection Of Notes To Be Redeemed.

(a) The provisions of Section 11.3 of the Original Indenture shall govern the selection of Notes to be redeemed by the Trustee; provided, however, that if any Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed to be part of the portion selected for redemption. Notes which have been converted subsequent to the Trustee commencing selection of Notes to be redeemed but prior to redemption of such Notes shall be treated by the Trustee as Outstanding for the purpose of such selection.

Section 3.03. Notice Of Redemption. The provisions of Section 11.4 of the Original Indenture shall govern notices of redemption of the Notes; provided, however, that in addition to the information specified in Section 11.4 of the Original Indenture, notices of redemption of the Notes shall also state:

(a) the then-current Conversion Price;

(b) the name and address of the Conversion Agent; and

(c) that Noteholders who wish to convert Notes must surrender such Notes for conversion no later than the Close of Business on the second Business Day immediately preceding the Redemption Date and must satisfy the other requirements set forth herein.

ARTICLE 4

PARTICULAR COVENANTS OF THE ISSUER

Section 4.01. Payment Of Principal And Interest.

(a) Except as otherwise provided in this Section 4.01(b), a Holder of any Notes at the Close of Business on a Regular Record Date for the payment of interest shall be entitled to receive interest on such Notes on the corresponding Interest Payment Date. A Holder of any Notes as of a Regular Record Date that are converted after the Close of Business on such Regular Record Date and prior to the opening of business on the corresponding Interest Payment Date shall be entitled to receive interest on the principal amount of such Notes, notwithstanding the conversion of such Notes prior to such Interest Payment Date. However, such Noteholder that surrenders any such Notes for conversion between the Close of Business on a Regular Record Date and the opening of business on the corresponding Interest Payment Date shall be required to pay the Issuer an amount equal to the interest payable by the Issuer with respect to such Notes on such Interest Payment Date at the time such Noteholder surrenders such Notes for conversion, provided, however, that this sentence shall not apply to a Noteholder that converts Notes:

(i) surrendered for conversion after the Regular Record Date for the payment of interest immediately preceding the Maturity Date;

(ii) in respect of which the Issuer has given notice of redemption pursuant to Section 3.03 on a Redemption Date that is after the relevant Regular Record Date and on or prior to the related Interest Payment Date;

(iii) if the Issuer has specified a Fundamental Change Repurchase Date that is after the Regular Record Date for the payment of interest and on or prior to the related Interest Payment Date;

(iv) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes.

Accordingly, a Noteholder that converts Notes under any of the circumstances described in clauses (i) through (iv) above shall receive accrued and unpaid Interest from the issuer and shall not be required to pay to the Issuer an amount equal to the interest payable by the Issuer with respect to such Notes on the relevant Interest Payment Date.

(b) If the Issuer redeems the Notes, or if a Noteholder surrenders a Note for repurchase by the Issuer in accordance with the terms of such Note, the Issuer will pay accrued and unpaid interest to the Noteholder that surrenders such Note for redemption or repurchase, as the case may be. However, if an interest payment date falls on or prior to the Redemption Date or Put Right Repurchase Date for a Note, the Issuer will pay the accrued and unpaid interest due on that Interest Payment Date instead to the record holder of such Note at the Close of Business on the related Regular Record Date.

(c) The Issuer may reduce interest payments and payments upon a redemption, repurchase or conversion of Notes otherwise payable to a Noteholder for any amounts the Issuer is required to withhold by law. The Issuer shall set off any such withholding tax that it is required to pay against payments of interest payable on the Notes and payments upon a redemption, repurchase or conversion of Notes.

ARTICLE 5

DEFAULTS AND REMEDIES

Section 5.01. Events Of Default. Section 5.1(3) of the Original Indenture shall not be applicable to the Notes. As contemplated under Section 5.1(9) of the Original Indenture, the following events, in addition to the events described in Section 5.1 of the Original Indenture, shall be Events of Default with respect to the Notes:

(a) default in the payment of principal of any Note when due and payable at its Maturity Date, upon redemption, repurchase, declaration or otherwise;

(b) failure by the Issuer to comply with its obligation to convert the Notes into cash, Common Stock or a combination of cash and Common Stock, as applicable, upon exercise of a Noteholder’s conversion right, and such failure continues for a period of 10 days; and

(c) failure by the Issuer to issue a Fundamental Change Issuer Notice in accordance with Section 9.02(b) when due, and such failure continues for a period of 10 days.

Section 5.02. Waivers. In addition to the exceptions for waiving past defaults as set forth in Section 5.13 of the Original Indenture, Holders of a majority in principal amount of Outstanding Notes may not waive any past default and its consequences relating to the Event of Default set forth in Section 5.01(b) of this Seventh Supplemental Indenture.

ARTICLE 6

SUPPLEMENTAL INDENTURES

Section 6.01. Supplemental Indentures Without Consent Of Noteholders. In addition to the provisions of Section 9.1 of the Original Indenture, the Issuer, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to the Original Indenture, in form satisfactory to the Trustee, to: (i) provide for conversion rights of Noteholders if any reclassification or change of the Common Stock, or any consolidation, merger or sale of all or substantially all of the Issuer’s property or assets occurs, as set forth in this Seventh Supplemental Indenture; and (ii) amend or supplement any provision of the Original Indenture, as supplemented by this Seventh Supplemental Indenture; provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Security issued under the Original Indenture (including the Notes issued hereby).

Section 6.02. Modification And Amendment With Consent Of Noteholders. In addition to the provisions of Section 9.2 of the Original Indenture, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, by Act of said Holders delivered to the Issuer and the Trustee, the Issuer, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to this Seventh Supplemental Indenture, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Seventh Supplemental Indenture, or of modifying in any manner the rights of the Noteholders and any related coupons under this Seventh Supplemental Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby, modify this Seventh Supplemental Indenture in any manner specified in Section 9.2 of the Original Indenture or, in addition thereto, any of the following:

(a) reduce the Conversion Rate or adversely affect the calculation of the conversion value in accordance with this Seventh Supplemental Indenture;

(b) adversely affect the rights of a Noteholder to convert Notes in accordance with this Seventh Supplemental Indenture;

(c) reduce the Fundamental Change Repurchase Price, Redemption Price or Put Right Repurchase Price of any Note; or

(d) adversely change the Issuer’s obligation to make any redemption or repurchase payments applicable to the Notes.

Section 6.03. Effect Of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article, the Original Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Original Indenture and this Seventh Supplemental Indenture for all purposes; and every Noteholder theretofore or thereafter authenticated and delivered under the Original Indenture or this Seventh Supplemental Indenture and of any coupon appertaining thereto shall be bound thereby.

ARTICLE 7

CONVERSION OF NOTES

Section 7.01. Conversion.

(a) Subject to the conditions described in clauses (b) through (f) below and to Section 7.10, and upon compliance with the provisions of this Article 10, a Noteholder shall have the right, at such Noteholder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Notes at any time prior to September 15, 2025 at a rate (the “Conversion Rate”) of 40.9015 shares of Common Stock (subject to adjustment by the Issuer as provided in Section 7.03 and 7.01(f)) per $1,000 principal amount Note (the “Conversion Obligation”) under the circumstances and during the periods set forth below. On and after September 15, 2025, regardless of the conditions described in clause (b) through (f) below, but subject to Section 7.10 and upon compliance with the provisions of this Article 7, a Noteholder shall have the right, at such Noteholder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date.

(b) A Noteholder shall have the right, at such Noteholder’s option, to convert its Notes prior to September 15, 2025, during the five Business Day period immediately after any 10 consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes for each day of such Measurement Period was less than 98% of the product of the Closing Sale Price of the Common Stock on such date and the Conversion Rate on such date, all (except the Trading Price) as determined by the Trustee. The Trustee shall have no obligation to determine the Trading Price of the Notes unless the Issuer requests such determination. The Issuer shall have no obligation to make such request unless a Noteholder or group of Noteholders holding at least $1,000,000 aggregate principal amount of Notes provides the Issuer with reasonable evidence that the Trading Price per $1,000 principal amount of the Notes would be less than 98% of the product of the Closing Sale Price at such time and the then-applicable Conversion Rate, at which time the Issuer shall instruct the Trustee to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of the Notes is greater than or equal to 98% of the product of the Closing Sale Price on such date and the then-applicable Conversion Rate. If, to the Issuer’s knowledge, the Trading Price condition set forth above has been met, the Issuer shall so notify the Noteholders. If at any time after the Trading Price condition set forth above has been met, to the Issuer’s knowledge, the Trading Price per $1,000 principal amount of Notes is greater than 98% of the product of the Closing Sale Price on such date and the then-applicable Conversion Rate, the Issuer shall so notify the Noteholders.

(c) A Noteholder shall have the right, at such Noteholder’s option, to convert Notes during any calendar quarter after the quarter ending December 31, 2006, and only during such calendar quarter, if the Closing Sale Price for the Common Stock for at least 20 Trading Days during the period of 30 consecutive Trading Days ending on the last Trading Day of the previous calendar quarter exceeds 130% of the Conversion Price (the “Conversion Trigger Price”) on such last Trading Day, which Conversion Price shall be subject to adjustment in accordance with this Article 7.

(d) In the event that the Issuer has delivered a notice of redemption in accordance with Section 11.4 of the Original Indenture and Section 3.03 of this Seventh Supplemental Indenture to the Noteholders, a Noteholder may convert Notes at any time prior to the Close of Business on the second Business Day immediately preceding the corresponding Redemption Date; provided, however, that a Noteholder who has delivered a Fundamental Change Repurchase Notice with respect to a Note may not convert such Note until the Noteholder has withdrawn the Fundamental Change Repurchase Notice in accordance with the terms of the Note and this Seventh Supplemental Indenture.

(e) (i) In the event that the Issuer elects to:

(A) distribute to all holders of Common Stock rights entitling them to purchase, for a period expiring within 60 days after the Record Date for such distribution, Common Stock at a price less than the Closing Sale Price of the Common Stock for the Trading Day immediately preceding the date of declaration of such distribution; or

(B) distribute to all holders of Common Stock, assets or debt securities of the Issuer or rights to purchase the Issuer’s securities, which distribution has a per share value (as determined by the Board of Directors) exceeding 15% of the Closing Sale Price of the Common Stock on the day immediately preceding the date of declaration of such distribution, then, in either case, Noteholders may surrender the Notes for conversion at any time on and after the date that the Issuer provides notice to Noteholders referred to in the next sentence until the earlier of the Close of Business on the Business Day immediately preceding the Ex-Dividend Date for such distribution or the date the Issuer announces that such distribution will not take place. The Issuer shall notify Noteholders of any distribution referred to in either clause (A) or clause (B) above and of the resulting conversion right no later than the 25th scheduled Trading Day prior to the Ex-Dividend Date for such distribution.

(ii) If the Issuer is a party to any transaction or event that constitutes a Fundamental Change, a Noteholder may surrender Notes for conversion at any time from and including the 25th scheduled Trading Day prior to the anticipated Effective Date of such transaction or event until and including the related Fundamental Change Repurchase Date (the “Fundamental Change Conversion Period”) and, upon such surrender in connection with a Fundamental Change occurring prior to September 20, 2011, the Noteholder shall be entitled to the increase in the Conversion Rate, if any, specified in Section 7.01(g). The Issuer shall give notice to all record Noteholders and the Trustee, and issue a press release, no later than 30 scheduled Trading Days prior to the anticipated Effective Date of such transaction.

(iii) If the Issuer is a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of its properties and assets, in each case pursuant to which the Common Stock would be exchanged for cash, securities and/or other property (whether or not such transaction or event constitutes a Fundamental Change), then the Noteholders shall have the right to convert Notes at any time from and including the 25th scheduled Trading Days prior to the date announced by the Issuer as the anticipated effective date of the transaction and until and including the date that is 15 calendar days after the date that is the effective date of such transaction; provided such transaction does not otherwise constitute a Fundamental Change to which the provisions of Section 7.01(e)(ii) shall apply. The Issuer shall notify Noteholders at least 25 scheduled Trading Days prior to the anticipated effective date of such transaction.

(f) The Notes shall be convertible at any time beginning on the first Business Day after any 30 consecutive Trading Day period during which the Common Stock is not listed on a U.S. national securities exchange.

(g) (i) If a Noteholder elects to convert Notes in connection with a Fundamental Change and the effective date or anticipated effective date of such Fundamental Change occurs prior to September 20, 2011, the Conversion Rate applicable to each $1,000 principal amount of Notes so converted shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) as described below. Settlement of Notes tendered for conversion to which Additional Shares shall be added to the Conversion Rate as provided in this subsection shall be settled pursuant to Section 7.02 below, as applicable. For purposes of this Section 7.01(g), a conversion shall be deemed to be “in connection with” a Fundamental Change to the extent that the conversion occurs during the Fundamental Change Conversion Period (regardless of whether the provisions of clauses (b), (c), (d) or (f) of this Section 7.01 shall apply to such conversion).

(ii) The number of Additional Shares by which the Conversion Rate will be increased shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”), and the Share Price; provided, that if the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the next higher and next lower Share Price amounts and the two nearest Effective Dates, as applicable, based on a 365-day year; provided further that if (1) the Share Price is greater than $35.00 per share of Common Stock (subject to adjustment), no Additional Shares will be added to the Conversion Rate, and (2) the Share Price is less than $21.26 per share of Common Stock (subject to adjustment), no Additional Shares will be added to the Conversion Rate. Notwithstanding the foregoing, in no event will the total number of shares of Common Stock issuable upon conversion exceed 47.0367 per $1,000 principal amount of Notes (subject to adjustment in the same manner as set forth in Section 7.03).

(iii) The Share Prices set forth in the first row of the table in Schedule A hereto (i.e., the column headers) shall be adjusted as of any date on which the Conversion Rate of the Notes is adjusted. The adjusted Share Prices shall equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares within the table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 7.03 (other than by operation of an adjustment to the Conversion Rate by adding Additional Shares).

Section 7.02. Conversion Procedures.

(a) Subject to Section 7.02(b) and Section 7.10, the Issuer will satisfy the Conversion Obligation with respect to each $1,000 principal amount of Notes validly tendered for conversion in cash, fully paid shares of Common Stock or a combination thereof, as applicable, by delivering, on the third Trading Day immediately following the last day of the related Observation Period, cash, shares of Common Stock or a combination thereof, as applicable, equal to the sum of the Daily Settlement Amounts for each of the 20 Trading Days during the related Observation Period; provided that (i) the Issuer will deliver cash in lieu of fractional shares of Common Stock as set forth pursuant to clause (l) below; and (ii) if the Issuer elects to settle all or a portion of the Daily Share Amount in cash as set forth in clause (k) below, the Issuer shall inform converting Noteholders by notice to the Trustee no later than the Close of Business on the Business Day immediately preceding the first scheduled Trading Day of the related Observation Period for such election to pay cash upon conversion of the Notes and will specify in such notice the Cash Percentage as required in clause (k) below. The Daily Settlement Amounts shall be determined by the Issuer promptly following the last day of the Observation Period.

(b) Notwithstanding Section 7.02(a) or 7.02(k), the Issuer shall satisfy the Conversion Obligation with respect to each $1,000 principal amount of Notes tendered for conversion to which Additional Shares shall be added to the Conversion Rate as a result of a Fundamental Change, as set forth in Section 7.01(g) pursuant to this clause(b).

(i) If the last day of the applicable Observation Period related to Notes surrendered for conversion is prior to the third Trading Day preceding the Effective Date of such Fundamental Change, the Issuer shall satisfy the related Conversion Obligation with respect to each $1,000 principal amount of Notes tendered for conversion by delivering the amount of cash, Common Stock or a combination thereof, as applicable (based on the Conversion Rate, but without regard to the number of Additional Shares to be added to the Conversion Rate pursuant to Section 7.01(g)) on the third Trading Day immediately following the last day of the applicable Observation Period. As soon as practicable following the Effective Date of such Fundamental Change, the Issuer shall deliver the increase in such amount of cash and Reference Property deliverable in lieu of Common Stock, if any, as if the Conversion Rate had been increased by such number of Additional Shares during the related Observation Period (and based upon the related Closing Sale Prices during such Observation Period). If such increased amount of cash and shares, if any, results in an increase to the amount of cash to be paid to Noteholders, the Issuer shall pay such increase in cash, and if such increased amount results in an increase to the number of shares of Common Stock, the Issuer shall deliver such increase by delivering Reference Property based on such increased number of shares.

(ii) If the last day of the applicable Observation Period related to Notes surrendered for conversion is on or following the third scheduled Trading Day preceding the Effective Date of such Fundamental Change, the Issuer shall satisfy the Conversion Obligation with respect to each $1,000 principal amount of Notes tendered for conversion as set forth in Section 7.02(a) above (based on the Conversion Rate as increased by the Additional Shares pursuant to Section 7.01(g) above) on the later to occur of (x) the Effective Date of the Fundamental Change and (y) the third Trading Day immediately following the last day of the applicable Observation Period.

(c) Before any Noteholder shall be entitled to convert the same as set forth above, such Noteholder shall (1) in the case of a Global Security, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Noteholder is not entitled as set forth in Section 4.01 and, if required, pay all taxes or duties, if any, and (2) in the case of a Note that is a Registered Security and not a Global Security, (a) complete and manually sign and deliver an irrevocable written notice to the Conversion Agent in the form on the reverse of such certificated Note (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and shall state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such holder wishes the certificate or certificates for any Common Stock, if any, to be delivered upon settlement of the Conversion Obligation to be registered, (b) surrender such Notes, duly endorsed to the Issuer or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (c) if required, pay funds equal to interest payable on the next Interest Payment Date to which such holder is not entitled as set forth in Section 4.01, and (d) if required, pay all taxes or duties, if any. A Note shall be deemed to have been converted on the day (the “Conversion Date”) that the Noteholder has complied with the requirements set forth in this Section 7.02(c).

No Notice of Conversion with respect to any Notes may be tendered by a Noteholder if such Noteholder has also tendered a Put Right Repurchase Notice or a Fundamental Change Repurchase Notice and not validly withdrawn such Put Right Repurchase Notice or Fundamental Change Repurchase Notice in accordance with the applicable provisions of Section 8.01 or 8.02, as the case may be.

If more than one Note shall be surrendered for conversion at one time by the same Noteholder, the Conversion Obligation with respect to such Notes, if any, that shall be payable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(d) Delivery of the amounts owing in satisfaction of the Conversion Obligation shall be made by the Issuer in no event later than the date specified in Section 7.02(a), except to the extent specified in Section 7.02(b). The Issuer shall make such delivery by paying the cash amount owed to the Conversion Agent or to the Holder of the Note surrendered for conversion, or such Holder’s nominee or nominees, and by issuing, or causing to be issued, and delivering to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the number of full shares of Common Stock to which such Holder shall be entitled as part of such Conversion Obligation (together with any cash in lieu of fractional shares).

(e) In case any Note shall be surrendered to the Trustee for partial conversion (along with, if the Issuer or the Trustee so requires, due endorsements from such Holder, or written instruments of transfer in form satisfactory to the Issuer and the Trustee duly executed by the Holder thereof or his attorney-in-fact), the Issuer shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes containing identical terms and conditions to the Outstanding Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note.

(f) If a Noteholder submits a Note for conversion, the Issuer shall pay all documentary, stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of Common Stock, if any, upon the conversion. However, the Noteholder shall pay any such tax that is due because the Noteholder requests any Common Stock to be issued in a name other than the Noteholder’s name. The Conversion Agent may refuse to deliver the certificates representing the Common Stock being issued in a name other than the Noteholder’s name until the Trustee receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Noteholder’s name.

(g) Except as provided in Section 7.03, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article.

(h) Upon the conversion of an interest in a Global Security, the Trustee shall make a notation on such Global Security as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(i) Upon conversion of Notes, a Noteholder will not receive any separate cash payment for accrued and unpaid interest, except as set forth in Section 4.01 above. The Issuer’s settlement of its Conversion Obligation as described above shall be deemed to satisfy its obligation to pay the principal amount of the Note and accrued and unpaid interest to, but not including, the Conversion Date. As a result, except to the extent set forth in Section 4.01 above, accrued and unpaid interest to, but not including, the Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(j) The Person in whose name the certificate for any Common Stock issued upon conversion is registered shall be treated as a holder of such Common Stock of record as of and after the Conversion Date;

(k) The Issuer may elect to pay cash to a Holder upon conversion of Notes in lieu of all or a portion of the Daily Share Amount otherwise issuable to such Holder pursuant to Section 7.02(a). In such event, on any day prior to the Business Day immediately preceding the first Trading Day of the applicable Observation Period for such Notes, the Issuer shall specify a percentage of the Daily Share Amount that shall be settled in cash (the “Cash Percentage”), and the amount of cash that the Issuer shall pay in respect of each Trading Day in the applicable Observation Period in lieu of such portion of the Daily Share Amount (and, for the avoidance of doubt, in addition to the cash amount referred to in clause (i) of the definition of Daily Settlement Amount) will equal the product of: (1) the Cash Percentage, (2) the Daily Share Amount for such Trading Day (assuming no such election of a Cash Percentage) and (3) the Closing Sale Price for Common Stock for such Trading Day (provided that after the consummation of a Fundamental Change in which the consideration is comprised entirely of cash, the amount used in this clause (3) shall be the cash price per share received by holders of the Common Stock in such Fundamental Change). The number of shares of Common Stock that the Issuer shall deliver in respect of each Trading Day in the applicable Observation Period will be a percentage of the Daily Share Amount equal to 100% minus the Cash Percentage. Upon making such election that a percentage of the Daily Share Amount will be settled in cash, the Issuer shall promptly notify Noteholders of such Cash Percentage by notifying the Trustee (the “Cash Percentage Notice”) no later than the Business Day immediately preceding the first Trading Day of the applicable Observation Period. If the Issuer does not deliver a Cash Percentage Notice by the Close of Business on the Trading Day prior to the scheduled first Trading Day of the applicable Observation Period, the Issuer shall settle 100% of the Daily Share Amount for each Trading Day in the applicable Observation Period with Common Stock; provided, however, that the Issuer shall pay cash in lieu of fractional shares otherwise issuable upon conversion of Notes. The Issuer at its option, may revoke any Cash Percentage Notice by notifying the Trustee; provided, that the Issuer shall revoke such notice by the Close of Business on the Trading Day prior to the scheduled first Trading Day of the applicable Observation Period.

(l) No fractional shares of Common Stock shall be issued upon conversion of any Note or Notes. If more than one Note shall be surrendered for conversion at one time by the same Noteholder, the number of full shares of Common Stock that shall be issued upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock that would otherwise be issued upon conversion of any

Note or Notes (or specified portions thereof), the Issuer shall pay a cash adjustment in respect of such fraction (calculated to the nearest one-100th of a share) in an amount equal to the same fraction of the Closing Sale Price of the Common Stock on the last day of the applicable Observation Period.

Section 7.03. Adjustment Of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Issuer as follows, except that the Issuer shall not make any adjustments to the Conversion Rate if Noteholders participate (based on the Conversion Rate then in effect), as a result of holding the Notes, in any of the transactions described below without having to convert the Notes:

(a) If the Issuer shall exclusively issue Common Stock as a dividend or distribution to all holders of the outstanding Common Stock, or shall effect a subdivision into a greater number of shares of Common Stock or combination into a lower number of shares of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR’	=	CR0	x	OS’
OS0

where,

CR0	=	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution, or the effective date of such subdivision or combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after the Ex-Dividend Date for such dividend or distribution, or the effective date of such subdivision or combination, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Ex-Dividend Date for such dividend or distribution, or the effective date of such subdivision or combination, as applicable; and

OS’	=	the number of shares of Common Stock outstanding immediately after the Ex-Dividend Date for such dividend or distribution, or the effective date of such subdivision or combination, as applicable.

Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the Ex-Dividend Date for such dividend or distribution for such dividend or distribution, or the effective date of such subdivision or combination, as applicable. If any dividend or distribution of the type described in this Section 7.03(a) is declared but not so paid or made, or the outstanding Common Stock is not subdivided or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or subdivide or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

(b) If the Issuer shall issue to all holders of its outstanding Common Stock rights, warrants or convertible securities entitling them (for a period expiring within 60 calendar days after the issuance thereof) to purchase Common Stock at a price per share less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be adjusted based on the following formula:

CR’	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0	=	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such issuance;

CR’	=	the Conversion Rate in effect immediately after the Ex-Dividend Date for such issuance;

OS0	=	the number of shares Common Stock outstanding immediately prior to the Ex-Dividend Date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants or convertible securities; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, warrants or convertible securities divided by the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on the Business Day immediately preceding the Record Date (or, if earlier, the Ex-Dividend Date) for the issuance of such rights, warrants or convertible securities.

Such adjustment shall be successively made whenever any such rights, warrants or convertible securities are issued and shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the Record Date (or, if earlier, the Ex-Dividend Date). If such rights, warrants or convertible securities are not so exercised prior to their expiration, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such Record Date for such issuance had not been fixed.

In determining whether any rights, warrants or convertible securities entitle the holders to purchase Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such Common Stock, there shall be taken into account any consideration received by the Issuer for such rights, warrants or convertible securities and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) If the Issuer shall, by dividend or otherwise, distribute to all holders of its Common Stock, capital stock, evidences of its indebtedness or other of its assets or property (including cash and any combination of the foregoing, but excluding dividends, distributions, rights and warrants covered by Section 7.03(a), Section 7.03(b) or Section 7.03(d) and distributions described below in this paragraph (c) with respect to Spin-Offs) (any of such shares of beneficial interest, indebtedness, or other asset or property hereinafter in this Section 7.03(c) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR’	=	CR0	x	SP0
SP0 – FMV

where,

CR0	=	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the Ex-Dividend Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Business Day immediately preceding the Record Date for such distribution (or, if earlier, the Ex-Dividend Date); and

FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such distribution (or, if earlier, the Ex-Dividend Date).

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the Record Date (or, if earlier, the Ex-Dividend Date); provided that if the then fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Noteholder shall have the right to receive, for each $1,000 principal amount of Notes upon conversion, the amount of Distributed Property such Noteholder would have received had such Noteholder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 7.03(c) by reference to the actual or when-issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in determining SP0 above.

With respect to an adjustment pursuant to this Section 7.03(c) where there has been a payment of a dividend or other distribution on the Common Stock of the Issuer, or on any class or series of stock of or similar equity interest in or relating to a Subsidiary or other business unit thereof (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the Record Date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR’	=	CR0	x	FMV0 + MP0
MP0

where,

CR0	=	the Conversion Rate in effect immediately prior to the effective date of this adjustment;

CR’	=	the Conversion Rate in effect immediately after the effective date of this adjustment;

FMV0	=	the average of the Closing Sale Prices of capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period after the effective date of the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of Common Stock over the first 10 consecutive Trading Day period after the effective date of the Spin-Off.

Such adjustment shall occur on the tenth Trading Day from, and including, the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days following the effective date of any Spin-Off, references within this paragraph (c) to “10 consecutive Trading Day” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date in determining the applicable Conversion Rate.

Rights or warrants distributed by the Issuer to all holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Issuer’s equity interests, including Common Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7.03(c) (and no adjustment to the Conversion Rate under this Section 7.03(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 7.03(c). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Seventh Supplemental Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 7.03 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

For purposes of this Section 7.03(c), Section 7.03(a) and Section 7.03(b), any dividend or distribution to which this Section 7.03(c) is applicable that also includes Common Stock to which Section 7.03(a) applies or rights or warrants to subscribe for or purchase Common Stock to which Section 7.03(b) applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of equity interests other than such Common Stock or rights or warrants to which Section 7.03(c) applies (and any Conversion Rate adjustment required by this Section 7.03(c) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such Common Stock or such rights or warrants (and any further Conversion Rate adjustment required by Section 7.03(a) and Section 7.03(b) with respect to such dividend or distribution shall then be made), except (A) the Record Date of such dividend or distribution shall be substituted as “the Record Date” and “the date fixed for such determination” within the meaning of Section 7.03(a) and Section 7.03(b) and (B) any Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to such event” within the meaning of Section 7.03(a).

(d) If the Issuer shall pay a dividend or make a distribution consisting exclusively of cash to all holders of its Common Stock to the extent that the aggregate of all such cash dividends or distributions paid in any calendar quarter (including such cash dividend or distributions) exceeds the Dividend Threshold Amount for such quarter, the Conversion Rate shall be adjusted based on the following formula:

CR’	=	CR0	x	SP0 – T
SP0 – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the Record Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the Record Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the period of 10 consecutive Trading Days ending on the Business Day immediately preceding the Record Date for such distribution (or, if earlier, the Ex-Dividend Date relating to such distribution);

T	=	the dividend threshold amount (“Dividend Threshold Amount”), which amount shall initially be $0.335 per share of Common Stock and which shall be appropriately adjusted from time to time for any share dividends on, or subdivisions or combinations of, or any merger, consolidation, reclassification of or other transactions relating to, the Common Stock in each case where the number of outstanding shares of Common Stock increases or decreases, or is exchanged or converted into a greater or lesser number of securities; provided that if a Conversion Rate adjustment is required to be made as a result of a distribution that is not a quarterly dividend either in whole or in part, the Dividend Threshold Amount shall be deemed to be zero; and

C	=	the amount in cash per share that the Issuer distributes to holders of Common Stock.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the Record Date for such dividend or distribution; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than SP0 above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Noteholder shall have the right to receive upon conversion of a Note (or any portion thereof) the amount of cash such Noteholder would have received had such Noteholder owned a number of shares equal to the Conversion Rate on the Record Date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For the avoidance of doubt, for purposes of this Section 7.03(d), in the event of any reclassification of the Common Stock, as a result of which the Notes become convertible into more than one class of Common Stock, if an adjustment to the Conversion Rate is required pursuant to this Section

7.03(d), references in this Section to one share of Common Stock or Closing Sale Price of one share of Common Stock shall be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Common Stock into which the Notes are then convertible equal to the number of shares of such class issued in respect of one share of Common Stock in such reclassification. The above provisions of this paragraph shall similarly apply to successive reclassifications.

(e) If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for all or any portion of the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Rate shall be increased based on the following formula:

CR’	=	CR0	x	AC + (SP’ x OS’)
SP’ x OS0

where,

CR0	=	the Conversion Rate in effect on the date such tender or exchange offer expires;

CR’	=	the Conversion Rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires; and

SP’	=	the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

If, however, the application of the foregoing formula (including as adjusted by the next succeeding sentence) would result in a decrease in the Conversion Rate, no adjustment will be made. Such adjustment shall occur on the tenth Trading Day from, and including, the Trading Day next succeeding the date such tender offer or exchange offer expires; provided that in respect of any conversion within the 10 Trading Days following the Trading Day next succeeding the date such tender offer or exchange offer expires, the reference within this paragraph (e) to “10 consecutive Trading Day” shall be deemed replaced with such lower number of Trading Days as have elapsed between the Trading Day next succeeding the date such tender offer or exchange offer expires and the Conversion Date in determining the applicable Conversion Rate.

If the Issuer is obligated to purchase shares pursuant to any such tender or exchange offer, but the Issuer is permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected.

(f) In addition to the adjustments required by clauses (a), (b), (c), (d), and (e) of this Section 7.03, and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Issuer from time to time may increase the Conversion Rate by any amount for a period of at least 20 days if the Board of Directors determines that such increase would be in the Issuer’s best interest. In addition, the Issuer may also (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with any dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Issuer shall mail to the Holder of each Note at his last address appearing on the Security Register a notice of the increase at least five calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(g) All calculations and other determinations under this Article 7 shall be made by the Issuer and shall be made to the nearest cent or to the nearest 0.001 of a share, as the case may be.

(h) No adjustment shall be made for the Issuer’s issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or the right to purchase Common Stock or such convertible or exchangeable securities, other than as provided in this Section 7.03.

(i) No adjustment shall be made to the Conversion Rate unless such adjustment would require a change of at least 1% in the Conversion Rate then in effect at such time. The Issuer shall carry forward any adjustments that are less than 1% of the Conversion Rate and take into account any such carried forward amount in any future adjustments and upon any call of the Notes for redemption.

(j) Whenever the Conversion Rate is adjusted as herein provided, the Issuer shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Trustee and Conversion Agent may conclusively rely on the accuracy of the Conversion Rate adjustment provided by the Issuer. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Issuer shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holder of each Note at his last address appearing on the Security Register, within 30 calendar days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k) For purposes of this Section 7.03, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Issuer, if any, but shall include shares issuable in respect of strip certificates issued in lieu of fractional shares of Common Stock.

Section 7.04. Sufficient Shares To Be Delivered. To the extent the Issuer elects to deliver Common Stock, and subject to Section 7.02(k), the Issuer shall provide, free from preemptive rights, sufficient Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion.

Section 7.05. Effect Of Reclassification, Consolidation, Merger Or Sale. If any of the following events occur, namely (i) any reclassification of the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination), (ii) any consolidation, merger or combination of the Issuer with another Person, or (iii) any sale or conveyance of all or substantially all of the property and assets of the Issuer to any other Person, in either case as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock (any such event a “Merger Event”), then:

(a) the Issuer shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) providing for the conversion and settlement of the Notes as set forth in this Seventh Supplemental Indenture. Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article, and the Trustee may conclusively rely on the determination by the Issuer of the equivalency of such adjustments.

If, in the case of any Merger Event, the Reference Property includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Noteholders as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including, to the extent required by the Board of Directors and practicable, the provisions providing for the repurchase rights set forth in Article 8 herein.

In the event the Issuer shall execute a supplemental indenture pursuant to this Section 7.05, the Issuer shall file with the Trustee an Officers’ Certificate briefly stating the kind or amount of cash, securities or property or asset that will constitute the Reference Property after any such Merger Event, any adjustment to be made with respect thereto, and the Trustee shall promptly mail notice thereof to all Noteholders.

(b) Notwithstanding the provisions of Section 7.02(a) and Section 7.02(b), and subject to the provisions of Section 7.01, at the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Note by reference to the kind and amount of cash, securities or other property or assets that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) such that from and after the effective time of such transaction, a Noteholder will be entitled thereafter to convert its Notes into cash (up to the aggregate principal amount thereof) and the same type (and in the same proportion) of Reference Property, based on the Daily Settlement Amounts of Reference Property in an amount equal to the applicable Conversion Rate, as described under Section 7.02(a) or Section 7.02(b), as applicable. For purposes of determining the constitution of Reference Property, the type and amount of consideration that a holder of Common Stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or conveyance of assets or other transactions that cause the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Issuer shall not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Noteholder to convert its Notes in accordance with the provisions of this Article 7 prior to the effective time of such Merger Event.

(c) The Issuer shall cause notice of the execution of such supplemental indenture to be mailed to each Noteholder, at his address appearing on the Security Register, within 30 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(d) The above provisions of this Section shall similarly apply to successive Merger Events.

Section 7.06. Certain Covenants. The Issuer covenants that all Common Stock delivered upon conversion of Notes will be fully paid and non-assessable by the Issuer and free from all taxes, liens and changes with respect to the issue thereof.

Section 7.07. Responsibility Of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Noteholder to determine the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to transfer or deliver any Common Stock or certificates therefor or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article.

Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 7.05 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Noteholders upon the conversion of their Notes after any event referred to in such Section 7.05 or to any adjustment to be made with respect thereto, but, subject to the provisions of Article 6 of the Original Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate with respect thereto.

Section 7.08. Notice To Noteholders Prior To Certain Actions.

In case:

(a) the Issuer shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 7.03;

(b) the Issuer shall authorize the granting to all of the holders of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants;

(c) of any reclassification of the Common Stock (other than a subdivision or combination of outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Issuer is a party and for which approval of any shareholders of the Issuer is required, or of the sale or transfer of all or substantially all of the assets of the Issuer; or

(d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Issuer,

the Issuer shall cause to be filed with the Trustee and to be mailed to each Noteholder at his address appearing on the Security Register as promptly as possible but in any event at least 25 scheduled Trading Days prior to the applicable date specified in clause (x) or (y) below, as the case may be, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to conversion their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.

Section 7.09. Shareholder Rights Plans. Upon conversion of the Notes, the Noteholders shall receive, in addition to any Common Stock issuable upon such conversion, the associated rights issued under any shareholder rights plan that the Issuer adopts. If, and only if, the Noteholders receive rights under such shareholder rights plans as described in the preceding sentence upon conversion of their Notes, then no other adjustment pursuant to this Article 7 shall be made in connection with such shareholder rights plans.

Section 7.10. Ownership Limit. Notwithstanding any other provision of this Seventh Supplemental Indenture or the Notes, no Noteholder shall be entitled to convert such Notes for shares of Common Stock to the extent that receipt of such shares would cause such Noteholder (together with such Noteholder’s affiliates) to exceed the applicable ownership limit contained in the articles of incorporation of the Issuer as then in effect.

ARTICLE 8

REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 8.01. Repurchase Of Notes At Option Of The Noteholder On Specified Dates.

(a) The provisions of Article XIII of the Original Indenture shall not be applicable to the Notes. This Article 8 shall apply in lieu thereof.

(b) At the option of the Holder thereof, Notes shall be repurchased by the Issuer in accordance with the provisions of the Notes on September 20, 2011, September 15, 2016 or September 15, 2021 (each, a “Put Right Repurchase Date”) at a repurchase price per Note equal to 100% of the aggregate principal amount of the Notes being repurchased, together with any accrued and unpaid interest up to, but not including, such Put Right Repurchase Date (the “Put Right Repurchase Price”).

Repurchases of Notes by the Issuer pursuant to this Section 8.01 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Trustee (or other Paying Agent appointed by the Issuer) by the Noteholder of a written notice of purchase (a “Put Right Repurchase Notice”) in the form set forth on the reverse of the Note at any time from the opening of business on the date that is 25 Business Days prior to the applicable Put Right Repurchase Date until the Close of Business on the fifth Business Day prior to such Put Right Repurchase Date stating:

(A) if certificated, the certificate numbers of the Notes to be delivered for repurchase;

(B) the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(C) that the Notes are to be repurchased as of the applicable Put Right Repurchase Date pursuant to the terms and conditions specified in the Notes and in this Seventh Supplemental Indenture; and

(ii) delivery of such Note to the Paying Agent prior to, on or after the Put Right Repurchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Noteholder of the Put Right Repurchase Price therefor, which shall be so paid pursuant to this Section 8.01 only if the Note so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Put Right Repurchase Notice, as determined by the Issuer.

The Issuer shall repurchase from the Holder thereof, pursuant to this Section 8.01, a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Seventh Supplemental Indenture that apply to the repurchase of all of a Note also apply to the repurchase of such portion of such Note.

Any repurchase by the Issuer contemplated pursuant to the provisions of this Section 8.01 shall be consummated by the delivery of the consideration to be received by the Noteholder promptly following the later of the Put Right Repurchase Date and the time of delivery of the Note.

The Trustee (or other Paying Agent appointed by the Issuer) shall promptly notify the Issuer of the receipt by it of any Put Right Repurchase Notice or written notice of withdrawal thereof in accordance with the provisions of Section 8.01(e).

Any Note that is to be repurchased only in part shall be surrendered to the Trustee (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered.

(c) In connection with any purchase of Notes pursuant to this Section 8.01, the Issuer shall give written notice of the Put Right Repurchase Date to the Noteholders (the “Issuer Put Right Notice”).

The Issuer Put Right Notice shall be sent by first-class mail to the Trustee and to each Noteholder (and to each beneficial owner as required by applicable law) on or before 25 Business Days prior to the applicable Put Right Repurchase Date (the “Issuer Put Right Notice Date”). Simultaneously with providing such Issuer Put Right Notice, the Issuer shall disseminate a press release through Dow Jones & Company, Inc., Bloomberg Business News or PR Newswire containing the information included therein or publish such information in a newspaper of general circulation in The City of New York or publish such information on the Issuer’s website or through such other public medium as the Issuer may use at such time. Each Issuer Put Right Notice shall include a form of Put Right Repurchase Notice to be completed by a Noteholder and shall state:

(i) the Put Right Repurchase Price and the Conversion Price;

(ii) the name and address of the Paying Agent and the Conversion Agent;

(iii) that Notes as to which a Put Right Repurchase Notice has been given may be converted in accordance with Article 7 only if the applicable Put Right Repurchase Notice has been withdrawn in accordance with the terms of this Seventh Supplemental Indenture;

(iv) that Notes must be surrendered to the Paying Agent to collect payment;

(v) that the Put Right Repurchase Price for any Note as to which a Put Right Repurchase Notice has been given and not withdrawn will be paid promptly following the later of the Put Right Repurchase Date and the time of surrender of such Note as described in subclause (iv) above;

(vi) the procedures the Noteholder must follow to exercise rights under this Section;

(vii) the procedures for withdrawing a Put Right Repurchase Notice (including pursuant to the terms of Section 8.01(e));

(viii) that, unless the Issuer defaults in making payment on Notes for which a Put Right Repurchase Notice has been submitted, interest on the Notes in respect of which a Put Right Repurchase Notice has been delivered and not withdrawn will accrue to, but not include, the Put Right Repurchase Date; and

(ix) the CUSIP number of the Notes.

If any of the Notes are to be redeemed in the form of a Global Note, the Issuer shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemptions.

At the Issuer’s request, the Trustee shall give such Issuer Put Right Notice in the Issuer’s name and at the Issuer’s expense; provided, however, that, in all cases, the text of such Issuer Put Right Notice shall be prepared by the Issuer.

(d) Upon receipt by the Trustee (or other Paying Agent appointed by the Issuer) of the Put Right Repurchase Notice specified in Section 8.01(b)(i), the Holder of the Note in respect of which such Put Right Repurchase Notice was given shall (unless such Put Right Repurchase Notice is withdrawn as specified in Section 8.01(e)) thereafter be entitled to receive solely the Put Right Repurchase Price with respect to such Note. Such Put Right Repurchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, promptly following the later of (x) the Put Right Repurchase Date with respect to such Note (provided the conditions in Section 8.01(b) have been satisfied) and (y) the time of delivery of such Note to the Paying Agent by the Holder thereof in the manner required by Section 8.01(b)(i). Notes in respect of which a Put Right Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article 8 on or after the date of the delivery of such Put Right Repurchase Notice, unless such Put Right Repurchase Notice has first been validly withdrawn as specified in Section 8.01(e).

(e) A Put Right Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Put Right Repurchase Notice at any time prior to 10:00 a.m. New York City time on the Business Day prior to the Put Right Repurchase Date specifying:

(i) The name of the holder;

(ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes;

(iii) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted; and

(iv) the principal amount, if any, of such Notes that remains subject to the original Put Right Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are not in certificated form, the notice must comply with appropriate procedures of the Depositary.

A written notice of withdrawal of a Put Right Repurchase Notice shall be in the form set forth in the preceding paragraph.

Upon receipt of a written notice of withdrawal, the Paying Agent shall promptly return to the Holders thereof any Notes in respect of which a Put Right Repurchase Notice has been withdrawn in accordance with the provisions of this Section 8.01(e).

(f) There shall be no repurchase of any Notes pursuant to this Section 8.01 if there has occurred (prior to, on or after, as the case may be, the giving, by the Holders of such Notes, of the required Put Right Repurchase Notice) and is continuing an Event of Default with respect to the Notes (other than a default in the payment of the Put Right Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Notes held by it during the continuance of an Event of Default with respect to Notes (other than a default in the payment of the Put Right Repurchase Price with respect to such Notes), in which case, upon such return, the Put Right Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

(g) Prior to 2:00 p.m. (New York City time) on the Put Right Repurchase Date, the Issuer shall deposit with the Trustee (or other Paying Agent appointed by the Issuer or if the Issuer is acting as its own Paying Agent, set aside, segregate and hold in trust in accordance with the terms of the Original Indenture as modified by this Seventh Supplemental Indenture) an amount (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Put Right Repurchase Price of all the Notes or portions thereof which are to be purchased as of the Put Right Repurchase Date. The manner in which the deposit required by this Section 8.01(g) is made by the Issuer shall be at the option of the Issuer; provided that such deposit shall be made in a manner such that the Trustee or a Paying Agent shall have immediately available funds on the Put Right Repurchase Date.

If the Trustee (or other Paying Agent appointed by the Issuer) holds, in accordance with the terms hereof, money sufficient to pay the Put Right Repurchase Price of any Note, then, on the Put Right Repurchase Date, such Note will cease to be Outstanding, interest on such Notes will cease to accrue and the rights of the Holder in respect thereof shall terminate (other than the right to receive the Put Right Repurchase Price as aforesaid).

To the extent that the aggregate amount of cash deposited by the Issuer pursuant to this Section 8.01(g) exceeds the aggregate Put Right Repurchase Price of the Notes or portions thereof that the Issuer is obligated to purchase, then promptly after the Put Right Repurchase Date, but in no event later than one Business Day after such date, the Trustee or a Paying Agent, as the case may be, shall return any such excess cash to the Issuer.

(h) To the extent legally required in connection with a repurchase of Notes under this Section 8.01, the Issuer will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.

(i) The Issuer may arrange for a third party to purchase any Notes for which it receives a Put Right Repurchase Notice in accordance with Section 8.01(b) above that is not withdrawn pursuant to Section 8.01(e). If a third party purchases any Notes, interest will continue to accrue on such Notes and the Notes will continue to be Outstanding after the Put Right Repurchase Date and will be fungible with all other Notes then Outstanding.

Section 8.02. Repurchase At Option Of Noteholders Upon A Fundamental Change.

(a) If a Fundamental Change occurs at any time, then each Noteholder shall have the right, at such Noteholder’s option, to require the Issuer to repurchase all of such Noteholder’s Notes or any portion thereof that is a multiple of $1,000 principal amount, for cash on the date (the “Fundamental Change Repurchase Date”) specified by the Issuer that is not less than 15 Business Days and not more than 30 Business Days after the date of the Fundamental Change Issuer Notice (as defined below) at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

Repurchases of Notes under this Section 8.02 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Trustee (or other Paying Agent appointed by the Issuer) by a Noteholder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth on the reverse of the Note prior to 10:00 a.m., New York City time on the Business Day prior to the Fundamental Change Repurchase Date; and

(ii) delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Issuer) at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements) at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Issuer), such delivery being a condition to receipt by the Noteholder of the Fundamental Change Repurchase Price therefor; provided that such Fundamental Change Repurchase Price shall be so paid pursuant to this Section 8.02 only if the Note so delivered to the Trustee (or other Paying Agent appointed by the Issuer) shall conform in all respects to the description thereof in the related Fundamental Change Repurchase Notice. The Fundamental Change Repurchase Notice shall state:

(A) if certificated, the certificate numbers of Notes to be delivered for repurchase;

(B) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(C) that the Notes are to be repurchased by the Issuer pursuant to the applicable provisions of the Notes and this Seventh Supplemental Indenture.

Any repurchase by the Issuer contemplated pursuant to the provisions of this Section 8.02 shall be consummated by the delivery of the consideration to be received by the Noteholder promptly following the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Note.

The Trustee (or other Paying Agent appointed by the Issuer) shall promptly notify the Issuer of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof in accordance with the provisions of Section 8.02(c).

Any Note that is to be repurchased only in part shall be surrendered to the Trustee (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered.

(b) On or before the twentieth day after the occurrence of any Fundamental Change, the Issuer shall provide to all Noteholders of record and the Trustee and Paying Agent a notice (the “Fundamental Change Issuer Notice”) of the occurrence of such Fundamental Change and of the repurchase right at the option of the Noteholders arising as a result thereof. Such mailing shall be by first-class mail. Simultaneously with providing such Fundamental Change Issuer Notice, the Issuer shall disseminate a press release through Dow Jones & Company, Inc., Bloomberg Business News or PR Newswire containing the information included therein or publish such information in a newspaper of general circulation in The City of New York or publish such information on the Issuer’s web site or through such other public medium as the Issuer may use at such time.

Each Fundamental Change Issuer Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date of the Fundamental Change;

(iii) that the Noteholder must exercise the repurchase right by delivering to the Trustee on or prior to 10:00 a.m., New York City time, on the Business Day prior to the Fundamental Change Repurchase Date the Fundamental Change Repurchase Notice;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the Paying Agent and the Conversion Agent;

(vii) the applicable Conversion Rate and any adjustments to the applicable Conversion Rate;

(viii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Noteholder may be converted only if the Noteholder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Seventh Supplemental Indenture; and

(ix) the procedures that Noteholders must follow to require the Issuer to repurchase their Notes.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit the Noteholders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 8.02.

(c) A Fundamental Change Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Issuer Notice at any time prior to 10:00 a.m. New York City Time on the Business Day prior to the Fundamental Change Repurchase Date, specifying:

(i) The name of the holder;

(ii) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted;

(iii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

(iv) the principal amount, if any, of such Notes that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are not in certificated form, the notice must comply with appropriate procedures of the Depositary.

(d) On or prior to 2:00 p.m. (New York City time) on the second Business Day following the Fundamental Change Repurchase Date, the Issuer shall deposit with the Trustee (or other Paying Agent appointed by the Issuer or if the Issuer is acting as its own Paying Agent, set aside, segregate and hold in trust in accordance with the Original Indenture) an amount of money sufficient to repurchase on the Fundamental Change Repurchase Date all of the Notes to be repurchased on such date at the Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Issuer), payment for Notes surrendered for repurchase (and not withdrawn) prior to the Close of Business on the Fundamental Change Repurchase Date will be made promptly after the later of (x) the Fundamental Change Repurchase Date with respect to such Note (provided the Noteholder has satisfied the conditions to the payment of the Fundamental Change Repurchase Price in Section 8.02), and (y) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Issuer) by the Holder thereof in the manner required by Section 8.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Security Register, provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Issuer, but in no event later than one Business Day after the receipt of such written demand, return to the Issuer any funds in excess of the Fundamental Change Repurchase Price.

(e) If the Trustee (or other Paying Agent appointed by the Issuer) holds money or securities sufficient to repurchase on the Fundamental Change Repurchase Date all the Notes or portions thereof that are to be purchased as of the second Business Day following the Fundamental Change Repurchase Date, then on and after the Fundamental Change Repurchase Date (i) such Notes will cease to be Outstanding, (ii) interest will cease to accrue on such Notes, and (iii) all other rights of the Holders of such Notes will terminate, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent, other than the right to receive the Fundamental Change Repurchase Price upon delivery of the Notes.

(f) To the extent legally required in connection with a repurchase of Notes under this Section 8.02, the Issuer will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.

(g) The Issuer may arrange for a third party to purchase any Notes for which it receives a Fundamental Change Repurchase Notice in accordance with Section 8.02(a) that is not withdrawn pursuant to Section 8.02(c). If a third party purchases any Notes, interest will continue to accrue on such Notes and the Notes will continue to be Outstanding after the Fundamental Change Repurchase Date and will be fungible with all other Notes then Outstanding.

ARTICLE 9

CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE

Section 9.01. Certain Conditions. The Issuer may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that in each case, the Issuer shall meet the conditions set forth in Section 8.1 of the Original Indenture and, in addition, (a) the successor entity (if not the Company), or the entity to whom all or substantially all the Issuer’s assets are sold or leased, is organized in the U.S. or any political subdivision thereof and (b) as a result of such transaction, if the Notes become convertible into common stock or other securities issued by a third party, and such third party assumes or fully and unconditionally guarantees all obligations under the Notes and this Seven Supplemental Indenture.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.01. Ratification Of Original Indenture. Except as expressly modified or amended hereby, the Original Indenture, as modified by any supplemental indenture entered into prior to the date hereof (which are not applicable to the Notes), continues in full force and effect and is in all respects confirmed, ratified and preserved.

Section 10.02. Provisions Binding On Issuer’s Successors. All the covenants, stipulations, promises and agreements of the Issuer contained in this Seventh Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

Section 10.03. Official Acts By Successor Corporation. Any act or proceeding by any provision of this Seventh Supplemental Indenture authorized or required to be done or performed by any board, committee, trustee or officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee, trustee or officer of any corporation, trust or other entity that shall at the time be the lawful sole successor of the Issuer.

Section 10.04. Governing Law. THIS SEVENTH SUPPLEMENTAL INDENTURE AND EACH NOTE ISSUED PURSUANT HERETO SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10.05. Evidence Of Compliance With Conditions Precedent; Certificates And Opinions Of Counsel To Trustee. Upon any application or demand by the Issuer to the Trustee to take any action under any of the provisions of the Original Indenture or this Seventh Supplemental Indenture, except for the written demand required pursuant to Section 8.02(d) hereof, the Issuer shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in the Original Indenture or this Seventh Supplemental Indenture relating to the proposed action have been complied with, and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Each certificate or opinion provided for by or on behalf of the Issuer in the Original Indenture or this Seventh Supplemental Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in the Original Indenture or this Seventh Supplemental Indenture shall include (i) a statement that the person making such certificate or opinion has read such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such certificate or opinion is based; (iii) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Section 10.06. Non Business Day. Section 1.12 of the Original Indenture shall also apply to any Fundamental Change Repurchase Date, Put Right Repurchase Date or Conversion Date in respect of the Notes.

Section 10.07. No Security Interest Created. Nothing in the Original Indenture or this Seventh Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 10.08. Benefits Of Indenture. Nothing in this Seventh Supplemental Indenture or in the Notes, expressed or implied, shall give to any person, other than the parties hereto, any Paying Agent, any Authenticating Agent, any Security Registrar and their successors hereunder, the Noteholders, any benefit or any legal or equitable right, remedy or claim under the Original Indenture or this Seventh Supplemental Indenture.

Section 10.09. Table Of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Seventh Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.10. Execution In Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 10.11. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture. The statements and recitals herein are deemed to be those of the Issuer and not of the Trustee.

Section 10.12. Further Instruments And Acts. Upon request of the Trustee, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Original Indenture or this Seventh Supplemental Indenture.

Section 10.13. Waiver Of Jury Trial. EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE ORIGINAL INDENTURE OR THIS SEVENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 10.14. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 10.15. Calculations. Except as explicitly specified otherwise in the Original Indenture or the Seventh Supplemental Indenture, the Issuer shall be responsible for making all calculations required under the Note. The Issuer shall make all such calculations in good faith and, absent manifest error, such calculations shall be final and binding on Noteholders. The Issuer shall provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of such calculations without independent verification. The Trustee shall forward the Issuer’s calculations to any Noteholder upon request of such Noteholder.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the date first written above.

Very truly yours,

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee, as aforesaid

By:	/s/ Stephanie Moore
Authorized Signatory

Attest:

By:
Name:
Title:

SCHEDULE A

Effective Date	Effective Price
	$21.26	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00
September 13, 2006	6.1352	4.6780	2.5970	1.3270	0.5850	0.1771	0.0000
September 15, 2007	6.1352	4.7852	2.6008	1.2851	0.5319	0.1361	0.0000
September 15, 2008	6.1352	4.8197	2.5255	1.1736	0.4283	0.0695	0.0000
September 15, 2009	6.1352	4.7254	2.3130	0.9484	0.2571	0.0017	0.0000
September 15, 2010	6.1352	4.3584	1.7796	0.4913	0.0226	0.0000	0.0000
September 20, 2011	6.1352	3.5430	0.0000	0.0000	0.0000	0.0000	0.0000